Exhibit 99

Dollar General Corporation Reports Record Third Quarter Sales and Earnings

  Third Quarter Sales Increased 10.1%, Same-Store Sales Increased 4.2%
  Gross Margin Expanded 51 Basis Points to 31.4%
  SG&A Decreased 61 Basis Points to 22.8%
  Operating Profit Increased 27% to $274 million, or 8.5% of sales
  Adjusted EBITDA Increased 21% to $340 million
  Adjusted Net Income Increased 76% to $133 million, or $0.39 per diluted share
  Net Income Increased 69% to $128 million, or $0.37 per diluted share
  Company Raises 2010 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 6, 2010--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2010 third quarter (13 weeks) ended October 29, 2010. Net income was $128 million, or diluted earnings per share (“EPS”) of $0.37. Excluding a net loss of $8 million ($5 million after income taxes) relating to the early repayment of certain long-term obligations, net income for the 2010 third quarter was $133 million, or diluted EPS of $0.39, a 76 percent increase over net income of $76 million, or $0.24 per diluted share, in the third quarter (13 weeks) of fiscal 2009.

“Dollar General is having a great year. We are executing our plans and delivering excellent performance for our shareholders. Even as the macroeconomic environment continues to be volatile for our customers, our strong results are top-tier among retailers. As a result, we are raising our full year adjusted earnings per share guidance to the range of $1.78 to $1.81,” said Rick Dreiling, chairman and chief executive officer.

“I am pleased with our Thanksgiving week sales and our outlook for the fourth quarter,” said Dreiling. “Our operating priorities for the balance of 2010 and beyond will allow us to capture sustainable growth opportunities as we continue to focus on driving productive sales growth, increasing gross margin, leveraging process improvements to reduce costs and strengthening and expanding Dollar General’s culture of serving others.”

Third Quarter 2010 Financial Results

Net sales increased 10.1 percent to $3.22 billion in the 2010 third quarter compared to $2.93 billion in the 2009 third quarter. Same-store sales increased 4.2 percent in the 2010 quarter and 9.2 percent in the 2009 quarter, with customer traffic and average transaction amounts contributing to the same-store sales increases in both periods.

The 2010 gross profit rate increased by 51 basis points to 31.4 percent of sales from 30.8 percent of sales in the 2009 period. The gross profit rate increase was driven by the Company’s efforts to reduce merchandise purchase costs while maintaining everyday low prices. These efforts resulted primarily in higher purchase markups, partially offset by increased markdowns. Increased sales volumes, as well as increased sales of higher margin private brands and more effective category management processes, contributed to the ability to increase overall markups.

Selling, general and administrative expenses (SG&A) were $736 million, or 22.8 percent of sales in the 2010 third quarter compared to $687 million, or 23.5 percent in the 2009 third quarter, a decrease of 61 basis points, due primarily to decreases in estimated incentive compensation, healthcare expense and external consulting fees, as well as other cost reduction and productivity initiatives which resulted in certain costs, including store and administrative payroll, increasing less than the overall 10.1% increase in sales for the period. Increased debit card usage caused processing fees to increase at a higher rate than the increase in sales.

Third quarter 2010 operating profit increased by 26.9 percent to $274 million, or 8.5 percent of sales, compared to $216 million, or 7.4 percent of sales, in the 2009 third quarter.

Interest expense decreased significantly to $67 million in the 2010 third quarter from $88 million in the 2009 third quarter due to lower average outstanding borrowings resulting from the Company’s repurchases of long-term obligations. During the 2010 third quarter, the Company repurchased an additional $65 million of its long-term obligations, resulting in a charge, which is included in Other (income) expense of $8 million ($5 million, net of income taxes).

The effective income tax rate for the 2010 quarter was 35.6 percent compared to a rate of 41.0 percent for the 2009 quarter. The decrease in the income tax rate was primarily associated with income tax examination related activity. In the 2009 period, income tax expense was increased due to unfavorable income tax examination results while the 2010 period reflected decreases due to the elimination of selected income tax reserves upon the effective resolution of the respective uncertain tax positions.

39-Week Period Results

For the 39-week year-to-date period, total sales increased 10.9 percent, including a 5.3 percent increase in same-store sales. Same-store sales increased 10.3 percent in the comparable 2009 period. The gross profit rate increased 96 basis points to 31.9 percent of sales, primarily due to higher purchase markups, partially offset by higher markdowns. Higher sales volumes, an increase in the mix of private brands and more effective category management processes have contributed to higher purchase markups. These factors were partially offset by increased transportation costs in the 2010 period primarily due to higher fuel costs.

SG&A, as a percentage of sales, for the 39-week period were 22.8 percent compared to 23.1 percent in the comparable 2009 period. Excluding expenses totaling $15 million relating to a secondary offering of the Company’s common stock in the 2010 first quarter by certain existing shareholders (the “secondary offering”), SG&A, as a percentage of sales, for the period decreased by 43 basis points. Decreases in estimated incentive compensation, healthcare expense and consulting contributed to the overall decrease in SG&A as a percentage of sales. In addition, the impact of increased sales and other cost reduction efforts resulted in certain costs increasing at a rate lower than the 10.9 percent increase in sales, including lower waste management costs reflecting our recycling efforts. As a result of increased usage, debit card processing fees increased at a higher rate than the increase in sales.

For the 39-week 2010 period, the Company’s operating profit rate was 9.1 percent of sales, or 9.2 percent excluding expenses relating to the secondary offering, compared to 7.8 percent for the comparable 2009 period.

The effective income tax rate for the 2010 period was 36.9% compared to a rate of 38.2% for the 2009 period. The decrease in the income tax rate was primarily associated with income tax examination related activity. In the 2009 period, income tax expense was increased due to unfavorable income tax examination results while the 2010 period reflected decreases due to the elimination of selected income tax reserves upon the effective resolution of the respective uncertain tax positions.

The Company reported net income of $405 million in the 2010 39-week period, an increase of $153 million, or 61 percent, over the 2009 period. Diluted earnings per share were $1.18 in the 2010 period compared to $0.79 in the 2009 period. Excluding expenses as discussed above totaling $15 million ($9 million, net of income taxes) relating to the secondary offering and the net loss on debt retirements of $15 million ($9 million, net of income taxes), net income for the 2010 39-week period was $424 million, or $1.23 per share.

Merchandise Inventories

As of October 29, 2010, total merchandise inventories, at cost, were $1.89 billion compared to $1.68 billion as of October 30, 2009, an increase of twelve percent, or six percent on a per-store basis. Inventory turns, based on the most recent four quarters, were 5.1 times in 2010.

Long-Term Obligations

As of October 29, 2010, outstanding long-term obligations, including the current portion, were $3.29 billion, a decrease of $844 million, or 20 percent, from the prior year.

Capital Expenditures

Total additions to property and equipment in the 2010 year-to-date period were $259 million. Additions included $95 million relating to new leased stores and store purchases, $85 million for improvements and upgrades to existing stores, $44 million for remodels and relocations of existing stores, $18 million for distribution and transportation improvements and $17 million for systems-related capital projects. Year-to-date, the Company opened 491 new stores and relocated or remodeled 458 stores.

Company Outlook

The Company remains committed to continuing its focus on driving productive sales growth, increasing gross margin, leveraging process improvements and information technology to reduce costs and strengthening and expanding Dollar General's culture of serving others. Dollar General is closely monitoring how consumers respond to both the economic and the competitive climate during the current holiday season. The Company has increased its expectations for fiscal 2010 adjusted diluted earnings per share to a range of $1.78 to $1.81, with full year total sales expected to increase 10.5 to 11.0 percent, including a same-store sales increase of 5.0 to 5.5 percent. Same-store sales for the 2010 fourth quarter are expected to increase approximately five percent.

Full year 2010 adjusted operating profit is expected to increase 23 to 25 percent over fiscal 2009. Previous guidance was for adjusted diluted earnings per share in the range of $1.68 to $1.74, total sales growth of 8.5 to 10.5 percent, same-store sales growth of four to six percent, and adjusted operating profit expansion of 20 to 23 percent over 2009. Updated and previous guidance were based on a 38 percent income tax rate and 345 million weighted average diluted shares. The calculations of adjusted operating profit and adjusted diluted earnings per share exclude costs related to common stock offerings and the net loss on early retirement of long-term obligations, as applicable.

The Company plans to open approximately 600 new stores and to remodel or relocate a total of approximately 500 stores in 2010. Capital expenditures for the fiscal year are currently expected to be approximately $410 to $430 million. The Company’s previous guidance was for capital expenditures of approximately $350 million. The revised estimate includes the anticipated purchase of certain of the Company’s store real estate locations and initial costs relating to the construction of a new distribution center in the Southeast. In 2011, the Company plans to open approximately 625 new stores, including expansion into Connecticut, New Hampshire and Nevada. In addition, the Company plans to remodel or relocate approximately 550 stores. Selling square footage is expected to increase approximately seven percent in 2011.

Earnings Conference Call Information

The Company will hold a conference call on Monday, December 6, 2010, at 9:00 a.m. CST/10:00 a.m. EST, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” In addition, the call will be available online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” For legal reasons, a replay of the conference call will not be immediately available. The replay of the conference call is expected to be available commencing Wednesday, December 8, and to remain available through Monday, December 20, 2010. The replay will be accessible online or by calling (334) 323-7226. The pass code for the replay is 56137100.

December 15 Investor and Analyst Meeting

The Company plans to hold a meeting for investors and analysts on Wednesday, December 15, 2010, from noon until 2:00 p.m. EST. The meeting will be webcast live and will be accessible at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the meeting will remain available online through Wednesday, December 29, 2010.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook.” The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “expect,” “estimate,” “objective,” “forecast,” “intend,” “on track,” “committed,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing materially from such forward-looking information include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;

  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, resin, oil and paper);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and health care;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;

  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010; and any quarterly reports on Form 10-Q filed subsequently to the Form 10-K; and
  such other factors as may be discussed or identified in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. Non-GAAP information should not be considered a substitute for any information derived or calculated in accordance with GAAP.

The Company believes that providing comparisons to operating profit, net income, diluted earnings per share and SG&A, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 9,273 stores in 35 states as of October 29, 2010, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	October 29,	October 30,	January 29,
	2010	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$237,906	$337,019	$222,076
Merchandise inventories	1,885,753	1,680,273	1,519,578
Income taxes receivable	27,677	31,268	7,543
Prepaid expenses and other current assets	121,422	68,754	96,252
Total current assets	2,272,758	2,117,314	1,845,449
Net property and equipment	1,414,700	1,305,858	1,328,386
Goodwill	4,338,589	4,338,589	4,338,589
Intangible assets, net	1,262,834	1,293,280	1,284,283
Other assets, net	60,693	77,491	66,812
Total assets	$9,349,574	$9,132,532	$8,863,519

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,358	$26,762	$3,671
Accounts payable	971,538	852,988	830,953
Accrued expenses and other	378,750	381,346	342,290
Income taxes payable	14,068	3,659	4,525
Deferred income taxes	44,601	46,178	25,061
Total current liabilities	1,410,315	1,310,933	1,206,500
Long-term obligations	3,286,907	4,105,252	3,399,715
Deferred income taxes	565,510	547,180	546,172
Other liabilities	254,669	298,622	302,348
Total liabilities	5,517,401	6,261,987	5,454,735

Commitments and contingencies

Redeemable common stock	14,783	15,131	18,486

Shareholders' equity:
Preferred stock	-	-	-
Common stock	298,459	278,202	298,013
Additional paid-in capital	2,937,300	2,497,939	2,923,377
Retained earnings	608,386	115,878	203,075
Accumulated other comprehensive loss	(26,755)	(36,605)	(34,167)
Total shareholders' equity	3,817,390	2,855,414	3,390,298
Total liabilities and shareholders' equity	$9,349,574	$9,132,532	$8,863,519

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 29,	% of Net	October 30,	% of Net
	2010	Sales	2009	Sales
Net sales	$3,223,427	100.00%	$2,928,751	100.00%
Cost of goods sold	2,212,759	68.65%	2,025,669	69.16%
Gross profit	1,010,668	31.35%	903,082	30.84%
Selling, general and administrative expenses	736,334	22.84%	686,843	23.45%
Operating profit	274,334	8.51%	216,239	7.38%
Interest income	(90)	0.00%	(26)	0.00%
Interest expense	67,235	2.09%	87,612	2.99%
Other (income) expense	8,312	0.26%	513	0.02%
Income before income taxes	198,877	6.17%	128,140	4.38%
Income taxes	70,757	2.20%	52,491	1.79%
Net income	$128,120	3.97%	$75,649	2.58%

Earnings per share:
Basic	$0.38		$0.24
Diluted	$0.37		$0.24
Weighted average shares outstanding:
Basic	341,062		317,945
Diluted	344,739		320,558

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the 39 Weeks Ended
	October 29,	% of Net	October 30,	% of Net
	2010	Sales	2009	Sales
Net sales	$9,548,896	100.00%	$8,610,595	100.00%
Cost of goods sold	6,502,493	68.10%	5,946,113	69.06%
Gross profit	3,046,403	31.90%	2,664,482	30.94%
Selling, general and administrative expenses	2,180,589	22.84%	1,990,157	23.11%
Operating profit	865,814	9.07%	674,325	7.83%
Interest income	(128)	0.00%	(135)	0.00%
Interest expense	208,583	2.18%	266,792	3.10%
Other (income) expense	14,983	0.16%	(215)	0.00%
Income before income taxes	642,376	6.73%	407,883	4.74%
Income taxes	237,065	2.48%	155,638	1.81%
Net income	$405,311	4.24%	$252,245	2.93%

Earnings per share:
Basic	$1.19		$0.79
Diluted	$1.18		$0.79
Weighted average shares outstanding:
Basic	340,961		317,919
Diluted	344,628		319,454

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the 39 Weeks Ended
	October 29, 2010	October 30, 2009
Cash flows from operating activities:
Net income	$405,311	$252,245
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	189,739	194,045
Deferred income taxes	31,620	40,298
Tax benefit of stock options	(6,413)	(308)
Non-cash share-based compensation	11,620	9,249
Loss on debt retirement, net	14,576	-
Other non-cash gains and losses	7,920	9,211
Change in operating assets and liabilities:
Merchandise inventories	(366,903)	(262,993)
Prepaid expenses and other current assets	(26,412)	(3,048)
Accounts payable	146,933	162,867
Accrued expenses and other	(4,083)	19,427
Income taxes	(4,178)	(28,828)
Other	(1,108)	(1,038)
Net cash provided by operating activities	398,622	391,127

Cash flows from investing activities:
Purchases of property and equipment	(259,243)	(186,859)
Proceeds from sale of property and equipment	868	682
Net cash used in investing activities	(258,375)	(186,177)

Cash flows from financing activities:
Issuance of common stock	599	2,018
Issuance of long-term obligations	-	1,080
Repayments of long-term obligations	(130,654)	(7,921)
Repurchases of equity	(825)	(1,680)
Proceeds from exercise of stock options	50	-
Payment of cash dividends and related amounts	-	(239,731)
Tax benefit of stock options	6,413	308
Net cash used in financing activities	(124,417)	(245,926)

Net increase (decrease) in cash and cash equivalents	15,830	(40,976)
Cash and cash equivalents, beginning of period	222,076	377,995
Cash and cash equivalents, end of period	$237,906	$337,019

Supplemental cash flow information:
Cash paid for:
Interest	$161,385	$200,766
Income taxes	$245,451	$154,844

Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing
for payment, included in Accounts payable	$24,046	$19,174

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	October 29, 2010	October 30, 2009	% Change
Consumables	$2,378,667	$2,137,504	11.3%
Seasonal	401,544	370,026	8.5%
Home products	223,026	207,798	7.3%
Apparel	220,190	213,423	3.2%
Net sales	$3,223,427	$2,928,751	10.1%

	For the 39 Weeks Ended
	October 29, 2010	October 30, 2009	% Change
Consumables	$6,907,541	$6,186,509	11.7%
Seasonal	1,302,780	1,149,775	13.3%
Home products	670,352	636,875	5.3%
Apparel	668,223	637,436	4.8%
Net sales	$9,548,896	$8,610,595	10.9%

New Store Activity

		For the 39 Weeks Ended
		October 29, 2010	October 30, 2009

Beginning store count		8,828	8,362
New store openings		491	386
Store closings		(46)	(28)
Net new stores		445	358
Ending store count		9,273	8,720
Total selling square footage (000's)		66,270	61,565

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	October 29,	% of Net	October 30,	% of Net	Increase
	2010	Sales	2009	Sales	$	%
Net sales	$3,223.4		$2,928.8		$294.7	10.1%

Net income	$128.1	3.97%	$75.6	2.58%	$52.5	69.4%
Repurchase of long-term obligations	8.2		-
Total adjustments	8.2		-
Income tax effect of adjustments	(3.2)		-
Net adjustments	5.0	0.15%	-	0.00%
Adjusted net income	$133.1	4.13%	$75.6	2.58%	$57.5	76.0%

Diluted earnings per share:
As reported	$0.37		$0.24
Adjusted	$0.39		$0.24

Weighted average diluted shares outstanding	344.7		320.6

	For the 39 Weeks Ended
	October 29,	% of Net	October 30,	% of Net	Increase
	2010	Sales	2009	Sales	$	%
Net sales	$9,548.9		$8,610.6		$938.3	10.9%

Selling, general and administrative ("SG&A")	$2,180.6	22.84%	$1,990.2	23.11%	$190.4	9.6%
Secondary offering expenses	(0.7)		-
Acceleration of equity-based compensation	(14.3)		-
Adjusted SG&A	$2,165.6	22.68%	$1,990.2	23.11%	$175.4	8.8%

Operating profit	$865.8	9.07%	$674.3	7.83%	$191.5	28.4%
Secondary offering expenses	0.7		-
Acceleration of equity-based compensation	14.3		-
Adjusted operating profit	$880.8	9.22%	$674.3	7.83%	$206.5	30.6%

Net income	$405.3	4.24%	$252.2	2.93%	$153.1	60.7%
Secondary offering expenses	0.7		-
Acceleration of equity-based compensation	14.3		-
Repurchase of long-term obligations	14.6		-
Total adjustments	29.6		-
Income tax effect of adjustments	(11.3)		-
Net adjustments	18.3	0.19%	-	0.00%
Adjusted net income	$423.6	4.44%	$252.2	2.93%	$171.4	68.0%

Diluted earnings per share:
As reported	$1.18		$0.79
Adjusted	$1.23		$0.79

Weighted average diluted shares outstanding	344.6		319.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter		For the		For the Four Quarters
	(13 Weeks) Ended		39 Weeks Ended		(52 Weeks) Ended
	October 29,	October 30,	October 29,	October 30,	October 29,	October 30,
(In millions)	2010	2009	2010	2009	2010	2009

Net income	$128.1	$75.6	$405.3	$252.2	$492.5	$334.1
Add (subtract):
Interest income	(0.1)	-	(0.1)	(0.1)	(0.1)	(0.4)
Interest expense	67.2	87.6	208.5	266.7	287.4	359.9
Depreciation and amortization	60.4	59.5	180.3	182.4	239.6	242.9
Income taxes	70.8	52.5	237.1	155.7	294.1	207.4
EBITDA	326.4	275.2	1,031.1	856.9	1,313.5	1,143.9

Adjustments:
(Gain) loss on debt retirement, net	8.2	-	14.6	-	69.9	(3.8)
(Gain) loss on hedging instruments	0.1	1.0	0.3	(1.0)	1.8	(0.8)
Contingent (gain) loss on distribution center leases	-	-	-	-	-	(5.0)
Impact of markdowns related to inventory clearance
activities, net of purchase accounting adjustments	-	(1.0)	-	(6.6)	(0.7)	(31.5)
Hurricane-related expenses and write-offs	-	-	-	-	-	0.2
Advisory and consulting fees to affiliates	-	1.4	0.1	4.4	59.2	6.5
Non-cash expense for share-based awards	3.3	3.3	12.8	9.4	22.1	12.2
Indirect merger-related costs	0.2	0.5	1.0	5.7	5.9	7.3
Litigation settlement and related costs	-	-	-	-	-	(2.5)
Other non-cash charges (including LIFO)	1.4	-	6.6	8.8	4.4	28.0
Total Adjustments	13.2	5.2	35.4	20.7	162.6	10.6
Adjusted EBITDA	$339.6	$280.4	$1,066.5	$877.6	$1,476.1	$1,154.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	October 29,	October 30,
	2010	2009
Senior secured debt	$1,984.9	$2,317.6
Less: cash	237.9	337.0
Senior secured debt, net of cash	$1,747.0	$1,980.6
Adjusted EBITDA	$1,476.1	$1,154.5
Ratio of senior secured debt, net of cash,
to Adjusted EBITDA	1.2x	1.7x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	October 29,	October 30,
	2010	2009
Total long-term obligations	$3,288.3	$4,132.0
Adjusted EBITDA	$1,476.1	$1,154.5
Ratio of long-term obligations to Adjusted EBITDA	2.2x	3.6x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	October 29,	October 30,
	2010	2009
Total long-term obligations	$3,288.3	$4,132.0
Less: cash	237.9	337.0
Total long-term obligations, net of cash	$3,050.4	$3,795.0
Adjusted EBITDA	$1,476.1	$1,154.5
Ratio of long-term obligations, net of cash
to Adjusted EBITDA	2.1x	3.3x

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share amounts)

Earnings Guidance

	For the Year (52 Weeks) Ended
	January 28, 2011		January 29, 2010	Forecasted
	Forecast of Range			Percent Increase
	Low End	High End	Actual	Low End	High End

Operating profit	$1,243.0	$1,258.0	$953.3	30%	32%
Sponsor advisory fee termination	-	-	58.8
Acceleration of equity-based compensation	14.3	14.3	9.4
Secondary offering expenses	0.7	0.7	-
Adjusted operating profit	$1,258.0	$1,273.0	$1,021.5	23%	25%

Net income	$595.8	$606.2	$339.4	76%	79%
Sponsor advisory fee termination	-	-	58.8
Acceleration of equity-based compensation	14.3	14.3	9.4
Secondary offering expenses	0.7	0.7	-
Repurchase of long-term obligations, net	14.6	14.6	55.3
Total adjustments	29.6	29.6	123.5
Income tax effect of adjustments	(11.3)	(11.3)	(37.8)
Net adjustments	18.3	18.3	85.7
Adjusted net income	$614.1	$624.5	$425.1	44%	47%

Diluted earnings per share:
As reported	$1.73	$1.76	$1.04	66%	69%
Adjusted	$1.78	$1.81	$1.31	36%	38%

Weighted average diluted shares outstanding	345.0	345.0	324.8

Previously Issued Earnings Guidance

	For the Year (52 Weeks) Ended
	January 28, 2011		January 29, 2010	Forecasted
	Forecast of Range			Percent Increase
	Low End	High End	Actual	Low End	High End

Operating profit	$1,207.0	$1,239.0	$953.3	27%	30%
Sponsor advisory fee termination	-	-	58.8
Acceleration of equity-based compensation	14.3	14.3	9.4
Secondary offering expenses	0.7	0.7	-
Adjusted operating profit	$1,222.0	$1,254.0	$1,021.5	20%	23%

Net income	$566.7	$588.7	$339.4	67%	73%
Sponsor advisory fee termination	-	-	58.8
Acceleration of equity-based compensation	14.3	14.3	9.4
Secondary offering expenses	0.7	0.7	-
Repurchase of long-term obligations, net	6.4	6.4	55.3
Total adjustments	21.4	21.4	123.5
Income tax effect of adjustments	(8.1)	(8.1)	(37.8)
Net adjustments	13.3	13.3	85.7
Adjusted net income	$580.0	$602.0	$425.1	36%	42%

Diluted earnings per share:
As reported	$1.64	$1.71	$1.04	58%	64%
Adjusted	$1.68	$1.74	$1.31	28%	33%

Weighted average diluted shares outstanding	345.0	345.0	324.8

CONTACT:
Dollar General Corporation
Investors:
Mary Winn Gordon, 615-855-5536
Emma Jo Kauffman, 615-855-5525
or
Media:
Tawn Earnest, 615-855-5209